Exhibit 99.1

FOR IMMEDIATE RELEASE

ISLE OF CAPRI CASINOS, INC. ANNOUNCES FIRST QUARTER RESULTS

BILOXI, MISS. (August 11, 2005)—Isle of Capri Casinos, Inc. (NASDAQ: ISLE) today reported first quarter financial results for the quarter ended July 24, 2005. For the first quarter, the Company reported net income of $4.0 million or $0.13 per diluted common share compared to net income of $10.6 million or $0.35 per diluted common share for the same quarter last year. During the quarter ended July 24, 2005, Isle of Capri Casinos had net revenues of $281.5 million, compared to $278.7 million for the same period in fiscal 2005, and Adjusted EBITDA1 of $53.5 million (after a deduction of $4.0 million for the Singapore project), compared to $60.0 million for the same period in fiscal 2005.

“This past quarter the Isle began wrapping up several renovation and expansion projects. The new products have brought state-of-the-art amenities and updated accommodations to our properties. We remain committed to developing our brands and product offerings to meet the growing demands of today’s gaming customer,” according to Bernard Goldstein, Isle of Capri Casinos, Inc.'s chairman and chief executive officer.

Highlights

•
The Isle-Biloxi hotel grand opening was held in June, adding 400 hotel rooms to the Biloxi property. The Company expects to open a spa in early fall of 2005, and a new casino currently under construction offsite will add significantly expanded gaming space, new entertainment venues, restaurants and other amenities later this year.

•
In mid-June, additional parking, a new Kitt's Kitchen restaurant and the sky bridges connecting the Isle-Black Hawk and the Colorado Central Station-Black Hawk were completed. The new 162-room Colorado Central Station hotel is currently ahead of schedule and expected to be completed by end of this calendar year. Construction on the extension of Main Street to Colorado Route 119 is expected to be completed in spring 2006.

•
In June, the Company and the City of Davenport agreed to a $43.0 million project that has the Isle building a 180-room hotel and rooftop restaurant, and the City constructing a 500+ space parking ramp and providing funding to realign the casino with the new hotel facility. This project is scheduled to open 18-20 months after all permits and approvals are received.

•
The Company continues to deploy the IGT Advantage(TM) Casino System to replace the existing systems in six of its casinos. The Company rolled out the system at the Isle-Lula this quarter, making it the fourth Isle property, along with Colorado Central Station, Isle-Biloxi, and Isle-Vicksburg, to be upgraded. After implementation, these properties will feature the NexGen(TM) Interactive Display, supporting loyalty-building Bonusing(TM) tools, which will allow the Company to enhance its uniquely branded marketing programs.

“The benefits of our completed projects were impacted by two weather-related events, as well as a rock slide this quarter. Despite these events, the new accommodations and amenities have been well received by our customers.,”Timothy M. Hinkley, Isle of Capri Casinos, Inc. president and chief operating officer, said.“I look forward to continued evolution of our products and brands.”

Operational Review of the First Quarter Fiscal 2006 Compared to the First Quarter Fiscal 2005

In Mississippi, the Company’s four operations contributed 24% of its net revenues. Isle-Biloxi’s net revenues were up despite Hurricane Dennis and Tropical Storm Cindy, and Adjusted EBITDA1 decreased due to an adjustment of marketing efforts associated with the opening of the new hotel, storm-related expenses and increased health benefit costs. Isle-Natchez experienced an increase in net revenues and a slight decrease in Adjusted EBITDA1 as a result of increased health benefits. Isle-Vicksburg showed an increase in net revenues and Adjusted EBITDA1 primarily due to an adjustment of its marketing efforts. Despite continuing to face a very competitive and contracting market, the Isle-Lula showed an increase in net revenues and Adjusted EBITDA1 decreased slightly due to higher benefit costs.

In Louisiana, the Company’s two properties contributed 23% of its net revenues. Isle-Lake Charles experienced a decrease in net revenues and Adjusted EBITDA1 due to the entry into the market of a new competitor and the completion of another competitor’s expansion. Isle-Bossier City showed a decrease in net revenues and Adjusted EBITDA1 due to increased competition from, and expansion of, Native American gaming in Oklahoma.

In Missouri, the Company’s two properties contributed 14% of its net revenues. Isle-Kansas City’s net revenues and Adjusted EBITDA1 were down due to the closure of the I-35 Paseo Bridge immediately adjacent to the Isle property. Isle-Boonville continues to show increases in net revenue and Adjusted EBITDA1 as it penetrates its markets more deeply. Construction of the 140-room hotel continues on schedule and is expected to open in Spring 2006.

In Iowa, the Company’s three casinos contributed 19% of its net revenues. Isle-Bettendorf showed a decline in both net revenues and Adjusted EBITDA1 due to increased competition in the outer markets. At Rhythm City, which attracts a local market, net revenues and Adjusted EBITDA1 remained constant. Isle-Marquette experienced increases in both net revenues and Adjusted EBITDA1.

In Colorado, the Company’s two Black Hawk casino operations contributed 14% of its net revenues. The properties saw an increase in net revenues and an aggregate increase in Adjusted EBITDA1 due to substantial completion of our expansion projects and the reduction of construction disruption compared to prior year. The Company believes that results were adversely affected by the closure of US 6 due to a rock slide in June. The Colorado Department of Transportation announced it expects the reopening of US 6 this September.

Our international operations account for a small percentage of our overall revenues. Isle-Our Lucaya experienced an increase in both net revenues and in Adjusted EBITDA1 primarily due to $1.0 million in business interruption recovery and additional expense controls.

New development expenses increased approximately $5.7 million due mainly to the $4.0 million payment previously announced in the agreement the Company signed with resort developer Eighth Wonder to manage a casino included in Eighth Wonder’s proposed integrated resort complex in Singapore. New development expenses for the three months ended July 24, 2005 also include United Kingdom-related expenses of $2.0 million compared to $0.6 million for the three months ended July 25, 2004.

Isle of Capri Casinos, Inc.
Consolidated Statements of Income
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended
	July 24,	July 25,
	2005	2004
Revenues:
Casino	$283,851	$282,080
Hotel, pari-mutuel, food, beverage & other	58,041	53,534
Gross revenues	341,892	335,614
Less promotional allowances	60,359	56,894
Net revenues	281,533	278,720

Operating and other expenses:
Properties	215,810	211,600
Corporate	4,915	5,523
New development (2)	7,276	1,558
Preopening	33	55
Depreciation and amortization	25,269	23,522
Total operating and other expenses	253,303	242,258
Operating income	28,230	36,462

Net interest expense (3)	(19,136)	(17,395)
Minority interest (4)	(2,056)	(2,133)
Income from continuing operations before income taxes	7,038	16,933

Income tax expense (5)	2,996	6,686

Income from continuing operations	4,042	10,247
Income (loss) from discontinued operations
net of income taxes (6)	(58)	362
Net income	$3,984	$10,609

Per share data - diluted:
Income from continuing operations	$0.13	$0.34
Income (loss) from discontinued operations
net of income taxes	(0.00)	0.01
Net income	$0.13	$0.35

Weighted average diluted common shares	31,361	30,749

Selected Consolidated Balance Sheet Accounts
	July 24, 2005	April 24, 2005
	(Unaudited)
Cash and cash equivalents	$116,326	$146,743
Property and equipment, net	1,063,526	1,026,906
Debt	1,164,171	1,156,118
Stockholders' equity	261,659	261,396

Isle of Capri Casinos, Inc.
Comparative Financial Highlights by Casino Property
(Unaudited) (In thousands)
	Three Months Ended
	July 24,			July 25,
	2005			2004
	Net Revenues (7)	Adjusted EBITDA (1)	Adjusted EBITDA Margin % (1)	Net Revenues (7)	Adjusted EBITDA (1)	Adjusted EBITDA Margin% (1)
MISSISSIPPI
BILOXI	$23,355	$3,847	16.5%	$20,297	$4,178	20.6%
NATCHEZ	9,038	2,218	24.5%	8,531	2,272	26.6%
VICKSBURG	13,512	3,574	26.5%	13,050	3,166	24.3%
LULA	21,287	4,907	23.1%	20,798	5,243	25.2%
MISSISSIPPI TOTAL	67,192	14,546	21.6%	62,676	14,859	23.7%

LOUISIANA
BOSSIER CITY	25,527	4,206	16.5%	29,702	6,586	22.2%
LAKE CHARLES	39,585	7,961	20.1%	41,735	9,519	22.8%
LOUISIANA TOTAL	65,112	12,167	18.7%	71,437	16,105	22.5%

MISSOURI
KANSAS CITY	21,989	3,877	17.6%	24,344	5,080	20.9%
BOONVILLE	18,370	5,345	29.1%	17,570	4,827	27.5%
MISSOURI TOTAL	40,359	9,222	22.8%	41,914	9,907	23.6%

IOWA
BETTENDORF	24,962	8,086	32.4%	25,738	8,753	34.0%
DAVENPORT	17,703	4,852	27.4%	17,684	4,856	27.5%
MARQUETTE	11,480	3,560	31.0%	11,020	3,334	30.3%
IOWA TOTAL	54,145	16,498	30.5%	54,442	16,943	31.1%

COLORADO
BLACK HAWK (8)	28,943	9,824	33.9%	26,297	10,186	38.7%
COLORADO CENTRAL
STATION (8)	10,413	2,526	24.3%	8,343	521	6.2%
COLORADO TOTAL	39,356	12,350	31.4%	34,640	10,707	30.9%

INTERNATIONAL
BLUE CHIP	2,115	(236)	(11.2%)	1,615	(218)	-13.5%
OUR LUCAYA	6,955	1,312	18.9%	6,732	(993)	-14.8%
INTERNATIONAL TOTAL	9,070	1,076	11.9%	8,347	(1,211)	-14.5%

CORPORATE & OTHER (9)	6,299	(12,327)	N/M	5,264	(7,271)	N/M

TOTAL	$281,533	$53,532	19.0%	$278,720	$60,039	21.5%

Isle of Capri Casinos, Inc.
Reconciliation of Operating Income (Loss) to Adjusted EBITDA by Casino Property
(Unaudited) (In thousands)
Three Months Ended July 24, 2005

	Operating Income (Loss)	Depreciation & Amortization	Preopening	Adjusted EBITDA (1)	Operating Income Margin% (1)
MISSISSIPPI
BILOXI	$ 694	$ 3,153	$ -	$ 3,847	3.0%
NATCHEZ	1,108	1,110	-	2,218	12.3%
VICKSBURG	2,370	1,204	-	3,574	17.5%
LULA	2,700	2,207	-	4,907	12.7%
MISSISSIPPI TOTAL	6,872	7,674	-	14,546	10.2%

LOUISIANA
BOSSIER CITY	1,741	2,465	-	4,206	6.8%
LAKE CHARLES	4,245	3,716	-	7,961	10.7%
LOUISIANA TOTAL	5,986	6,181	-	12,167	9.2%

MISSOURI
KANSAS CITY	2,059	1,818	-	3,877	9.4%
BOONVILLE	4,196	1,149	-	5,345	22.8%
MISSOURI TOTAL	6,255	2,967	-	9,222	15.5%

IOWA
BETTENDORF	6,343	1,743	-	8,086	25.4%
DAVENPORT	3,020	1,832	-	4,852	17.1%
MARQUETTE	2,831	729	-	3,560	24.7%
IOWA TOTAL	12,194	4,304	-	16,498	22.5%

COLORADO
BLACK HAWK (8)	7,762	2,062	-	9,824	26.8%
COLORADO CENTRAL
STATION (8)	1,532	994	-	2,526	14.7%
COLORADO TOTAL	9,294	3,056	-	12,350	23.6%

INTERNATIONAL
BLUE CHIP	(343)	107	-	(236)	(16.2%)
OUR LUCAYA	863	449	-	1,312	12.4%
INTERNATIONAL TOTAL	520	556	-	1,076	5.7%

CORPORATE & OTHER (9)	(12,891)	531	33	(12,327)	N/M
TOTAL	$28,230	$25,269	$33	$53,532	10.0%

Isle of Capri Casinos, Inc.
Reconciliation of Operating Income (Loss) to Adjusted EBITDA by Casino Property
(Unaudited) (In thousands)
Three Months Ended July 25, 2004

	Operating Income (Loss)	Depreciation & Amortization	Preopening	Adjusted EBITDA (1)	Operating Income Margin% (1)
MISSISSIPPI
BILOXI	$2,229	$1,949	$-	$4,178	11.0%
NATCHEZ	1,495	777	-	2,272	17.5%
VICKSBURG	2,013	1,153	-	3,166	15.4%
LULA	3,150	2,093	-	5,243	15.1%
MISSISSIPPI TOTAL	8,887	5,972	-	14,859	14.2%

LOUISIANA
BOSSIER CITY	3,909	2,677	-	6,586	13.2%
LAKE CHARLES	6,330	3,189	-	9,519	15.2%
LOUISIANA TOTAL	10,239	5,866	-	16,105	14.3%

MISSOURI
KANSAS CITY	3,083	1,997	-	5,080	12.7%
BOONVILLE	3,170	1,657	-	4,827	18.0%
MISSOURI TOTAL	6,253	3,654	-	9,907	14.9%

IOWA
BETTENDORF	7,009	1,744	-	8,753	27.2%
DAVENPORT	2,659	2,197	-	4,856	15.0%
MARQUETTE	2,499	835	-	3,334	22.7%
IOWA TOTAL	12,167	4,776	-	16,943	22.3%

COLORADO
BLACK HAWK (8)	8,470	1,716	-	10,186	32.2%
COLORADO CENTRAL
STATION (8)	(46)	567	-	521	-0.6%
COLORADO TOTAL	8,424	2,283	-	10,707	24.3%

INTERNATIONAL
BLUE CHIP	(327)	54	55	(218)	-20.2%
OUR LUCAYA	(1,328)	335		(993)	-19.7%
INTERNATIONAL TOTAL	(1,655)	389	55	(1,211)	-19.8%

CORPORATE & OTHER (9)	(7,853)	582	-	(7,271)	N/M
TOTAL	$36,462	$23,522	$55	$60,039	13.1%

1.
EBITDA is “earnings before interest, income taxes, depreciation and amortization.” Isle of Capri calculates Adjusted EBITDA at its properties by adding preopening expense, management fees, other charges and non-cash items to EBITDA. Adjusted EBITDA is presented solely as a supplemental disclosure because management believes that it is 1) a widely used measure of operating performance in the gaming industry and 2) a principal basis of valuing gaming companies. Management uses property level Adjusted EBITDA (Adjusted EBITDA before corporate expense) as the primary measure of the Company’s operating properties’ performance, including the evaluation of operating personnel. Adjusted EBITDA should not be construed as an alternative to operating income as an indicator of the Company’s operating performance, as an alternative to cash flows from operating activities as a measure of liquidity or as an alternative to any other measure determined in accordance with U.S. generally accepted accounting principles (GAAP). The Company has significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in Adjusted EBITDA. Also, other gaming companies that report Adjusted EBITDA information may calculate Adjusted EBITDA in a different manner than the Company. Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by net revenues. Fiscal 2006 and 2005 results have been reclassified to reflect the Colorado Grande-Cripple Creek as discontinued operations. Reconciliations of operating income to Adjusted EBITDA and operating income as a percentage of net revenues are included in the financial schedules accompanying this release. A reconciliation of Adjusted EBITDA with the Company’s net income is shown below.

	Three Months Ended
	July 24,	July 25,
	2005	2004
	(In thousands)

Adjusted EBITDA	$53,532	$60,039
(Add)/deduct:
Depreciation and amortization	25,269	23,522
Preopening	33	55
Interest expense, net	19,136	17,395
Minority interest	2,056	2,133
Income tax expense	2,996	6,686
Loss (income) from discontinued operations,
net of income taxes	58	(362)
Net income	$3,984	$10,609

2.
New development expenses increased approximately $5.7 million mainly due to the $4.0 million payment previously announced in the agreement the Company signed with resort developer Eighth Wonder to manage a casino included in Eighth Wonder’s proposed integrated resort complex in Singapore. New development expenses for the three months ended July 24, 2005 also include United Kingdom-related expenses of $2.0 million compared to $0.6 million for the three months ended July 25, 2004.

3.	Consolidated net interest expense is comprised of the following components:

	Three Months Ended July 24, 2005

	Restricted Group	Colorado	Blue Chip & Other	Consolidated

Interest expense	$17,951	$3,485	$209	$21,646
Interest income	(557)	(17)	(499)	(1,074)
Capitalized interest	(652)	(628)	(156)	(1,436)
Net interest expense	$16,742	$2,841	$(447)	$19,136

	Three Months Ended July 25, 2004

Interest expense	$15,628	$2,411	$73	$18,112
Interest income	(344)	(36)	(1)	(381)
Capitalized interest	(198)	(138)	-	(336)
Net interest expense	$15,086	$2,237	$72	$17,395
Colorado includes the Isle-Black Hawk’s and Colorado Central Station-Black Hawk’s components of net interest expense. Blue Chip and Other includes Blue Chip-Dudley’s, Blue Chip-Wolverhampton’s and Blue Chip-Walsall’s components of net interest expense.
4.	Minority interest represents unrelated third parties’ portions of the Isle-Black Hawk’s income before income taxes and Colorado Central Station-Black Hawk’s net income.
5.
The Company’s effective tax rate from continuing operations for the quarter ended July 24, 2005 was 42.6% compared to 39.5% for the quarter ended July 25, 2004, which, in each case, excludes an unrelated party’s portion of the Colorado Central Station-Black Hawk’s income taxes. The increase in effective rate over the comparable prior fiscal period is attributable to the effect of permanent items on full-year projected pre-tax income.

6.	On April 25, 2005, the Company sold Colorado Grande-Cripple Creek. As a result its operations are reflected as discontinued operations.
7.
Net revenues are presented net of complimentaries, slot points expense and cash coupon redemptions. Fiscal 2006 and 2005 results have been reclassified to reflect the Colorado Grande-Cripple Creek as discontinued operations.

8.
As management fees are eliminated in consolidation, Adjusted EBITDA for the Isle-Black Hawk and the Colorado Central Station-Black Hawk does not include management fees. Fiscal 2006 and 2005 results have been reclassified to reflect the Colorado Grande-Cripple Creek as discontinued operations. The following table shows management fees and Adjusted EBITDA inclusive of management fees for the three months ended July 24, 2005 and July 25, 2004:

	Three Months Ended
	July 24, 2005	July 25, 2004
	(In thousands)
Management Fees
Isle - Black Hawk	$1,335	$1,268
Colorado Central Station	504	264

Adjusted EBITDA with Management Fees
Isle - Black Hawk	8,489	8,918
Colorado Central Station	2,022	257

9.
For the three months ended July 24, 2005, corporate and other includes net revenues of $6,167 and Adjusted EBITDA of ($316) for Pompano Park. For the three months ended July 25, 2004, corporate and other includes net revenues of $5,147 and Adjusted EBITDA of ($460) for Pompano Park.

Isle of Capri Casinos, Inc., a leading developer and owner of gaming and entertainment facilities, operates 15 casinos in 13 locations. The Company owns and operates riverboat and dockside casinos in Biloxi, Vicksburg, Lula and Natchez, Mississippi; Bossier City and Lake Charles (2 riverboats), Louisiana; Bettendorf, Davenport and Marquette, Iowa; and Kansas City and Boonville, Missouri. The Company also owns a 57 percent interest in and operates two land-based casinos in Black Hawk (2 casinos), Colorado. Isle of Capri’s international gaming interests include a casino that it operates in Freeport, Grand Bahamas, and a two-thirds ownership interest in casinos in Dudley, Wolverhampton and Walsall, England. The Company also owns and operates Pompano Park Harness Racing Track in Pompano Beach, Florida.

As a publicly held company, the Company regularly files reports with the Securities and Exchange Commission (the “SEC”). These reports are required by the Securities Exchange Act of 1934 and include:
•	Annual Reports on Form 10-K;
•	Quarterly Reports on Form 10-Q;
•	Current Reports on Form 8-K; and
•	All amendments to those reports.

The Company’s Internet website is http://www.islecorp.com. The Company makes its filings available free of charge on its Internet website as soon as reasonably practical after the Company electronically files or furnishes such reports to the SEC.

You may read and copy the reports, statements and other information the Company files with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20546. You can request copies of these documents by writing to the SEC but must pay photocopying fees. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Its SEC filings are also available to the public on the SEC’s Internet site (http://www.sec.gov).

Contact:
Allan B. Solomon, Executive Vice President, 561-995-6660
Rex Yeisley, Chief Financial Officer, 228-396-7052
Jill Haynes, Director of Corporate Communications, 228-396-7031

This press release contains forward-looking statements which are subject to change. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may", "will", "expect", "intend", "estimate", "anticipate", "believe" or "continue" or the negative thereof or variations thereon or similar terminology. These forward-looking statements may be significantly impacted, either positively or negatively by various factors, including without limitation, licensing, and other regulatory approvals, financing sources, development and construction activities, costs and delays, permits, weather, competition and business conditions in the gaming industry. The forward-looking statements are subject to numerous risks and uncertainties that could cause actual results to differ materially from those expressed in or implied by the statements herein.

Additional information concerning potential factors that could affect the Company’s financial condition, results of operations and expansion projects is included in the filings of the Company with the Securities and Exchange Commission including, but not limited to, its 10-K for the fiscal year ended April 24, 2005 and Form 10-Q for the fiscal quarters ended since that date.